  Exhibit 5.1

DAVID M. BOVI, PA. LETTERHEAD

March 5, 2021

Board of Directors

Freedom Internet Group Inc.

151 Calle San Francisco

San Juan, Puerto Rico 00901

Re:Freedom Internet Group Inc.

Registration Statement on Form S-1

Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus that is part of the Registration Statement being herein referred to as the “Prospectus”. The Registration Statement provides for the registration of an aggregate of 2,156,319 shares of common stock, $0.01 par value per share, of Freedom Internet Group Inc., a Puerto Rico corporation (the “Company”), of which shares, (i) 1,647,297 shares (the “SAFE Shares”) were converted from outstanding Series 1 SAFEs on October 1, 2020, (ii) 254,511 shares (the “Private Placement Shares”) were purchased from the Company in a private placement that closed on October 1, 2021, and 254,511 shares (the “Warrant Shares”) are issuable upon the exercise of outstanding warrants issued in a private placement that closed on October 1, 2021. We are acting as counsel for the Company in connection with the registration for resale of the SAFE Shares, the Private Placement Shares and of the Warrant Shares.

We have examined signed copies of the Registration Statement filed with the Commission. We have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the applicable laws of the Commonwealth of Puerto Rico and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that, when (i) the Registration Statement, as finally amended, has become effective under the Securities Act, and (ii) the Warrant Shares are issued and paid for in accordance with the terms and conditions of their respective warrant agreements, the SAFE Shares, the Private Placement Shares and of the Warrant Shares will be duly and validly issued, fully paid and nonassessable.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to any reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ DAVID M. BOVI, P.A.
DAVID M. BOVI, P.A.